Exhibit 99.1
STATE OF CONNECTICUT
DEPARTMENT OF PUBLIC UTILITY CONTROL

APPLICATION OF THE CONNECTICUT	:	DOCKET NO. 06-07-08
WATER COMPANY TO AMEND RATE	:
SCHEDULES	:	December 20, 2006
SETTLEMENT AGREEMENT
     This Settlement Agreement is made as of the 20th day of December 2006 by and among The Connecticut Water Company (“CWC”), the Office of Consumer Counsel (“OCC”) and the Prosecutorial Staff of the Department of Public Utility Control (“PRO”). CWC, OCC and PRO are sometimes referred to individually as a “Party” and collectively as the “Parties.”
Background
     1. On July 18, 2006, CWC filed an application for a rate increase of $14,600,000 or approximately 30% over present rates (the “Application”). This was the first CWC rate increase request in 16 years. The Application also requested a variety of changes to the CWC rules and regulations and the fees applicable to miscellaneous services. The Department of Public Utility Control (the “Department”) opened a rate proceeding referred to as Docket No. 06-07-08 in order to review the request.
     2. The Parties participated fully in the administrative litigation of this proceeding including extensive discovery, an audit, 6 evening public comment sessions and 11 days of public hearings at the Department’s offices. The Office of the Attorney General also participated as an intervenor, as did the Northeast Connecticut Council of Governments. During this process the Department compiled an extensive amount of record evidence. At the conclusion of the administrative proceeding, CWC filed updated evidence that resulted in a final rate increase request of $14,985,000.
     3. The Parties simultaneously conducted settlement negotiations in an attempt to craft a resolution of this case that was fair to all stakeholders, was sensitive to consumers’ preference for a smoother rate plan than the initial proposal and allowed CWC to earn a reasonable return of and on its investment. This Settlement Agreement sets forth that resolution and is submitted to the Department for its review and approval. This Agreement also responds to concerns raised by the Department following a public hearing to consider a prior version of the Agreement dated December 4, 2006.
     4. This Settlement Agreement represents an integrated set of trade-offs and compromises in order to achieve the goal of a fair resolution of this proceeding. It reflects the concerns voiced by customers as well as state and local officials that a phased-in increase that mitigates the customer impacts would be preferred rather than a one-time rate increase. It also balances customer impacts against CWC’s need to charge rates that reflect its costs of rendering service. As more fully set forth in section E below, none of the Parties necessarily finds any particular element of the Settlement Agreement reasonable standing apart from the rest of the Agreement.
A. Basic Elements of Phased-in Rate Increase
     1. The allowed revenue requirements as a result of the Application without regard to the phase-in are calculated as follows:

Proposed rate increase (LFE 18)	$14,985,339
Settlement adjustments	(4,044,518)

Rate increase	$10,940,821
The allowed increase includes an adjustment to pro forma revenues at current rates of $326,429 over CWC’s requested pro forma revenues at current rates as shown on LFE 18. The $326,429 was, therefore, backed out of the rate increase. These adjustments result in total pro forma revenues after the rate increase of $60,002,791, an increase of 22.3% over pro forma revenues at current rates.
     2. This rate increase shall be phased in over a 15-month period. The first phase shall be effective for service rendered on and after January 1, 2007. The second phase shall be effective for service rendered on and after April 1, 2008.
a. The first phase is an increase of $7,117,772 or 14.5%.
b. The second phase is an increase of $3,823,049 (6.8% of 2007 allowed revenues) plus the amortization of the regulatory asset created by the deferral and described in paragraph C. 4. below. This phase of the increase reflects the revenue requirements arising from the rate base treatment of the balance, as of April 1, 2008, of the deferred portion of the total 22.3% increase and the beginning of the 20-yr amortization of the regulatory asset representing the deferral. Detailed calculations describing the creation of the regulatory asset are shown in Attachment A. The second phase will also include the adjustments that result from the 2008 limited reopener described in paragraph B below.
B. 2008 Limited Reopener
     1. In addition to the phased-in rate increase described in paragraph A, CWC shall file, on or about January 30, 2008, a request to reopen Docket No. 06-07-08 for the limited purpose of allowing a further rate adjustment based upon
a. increases in rate base arising from additional plant funded by CWC and placed in service on or before December 31, 2007 (but in no event more than $15.5 million) less

b. the 2007 increment to accumulated depreciation less
c. the additional deferred taxes related to liberalized depreciation (Act 282) as of 12-31-07 .
This net rate base addition shall be multiplied by the allowed rate of return of 8.07% and a tax multiplier of 1.4156. CWC shall also be allowed to recover the additional property taxes on the 2007 plant additions based upon the latest actual mill rates then in effect, plus the depreciation expense related to the CWC funded 2007 plant additions. All of the foregoing items shall be documented by evidence submitted by CWC and subject to such additional discovery and cross examination as the Department, OCC or other participants shall deem appropriate.
     2. No other adjustments to expense, revenue, rate base or rate of return shall be considered in the 2008 limited reopener. The Department shall review the levels of proposed increase using its customary procedures and no increase shall be implemented based on the limited reopener except as approved by the Department.
     3. Illustrative calculations demonstrating the mechanical aspects of the limited reopener rate adjustment and the implementation of the second phase of the initial rate increase are shown in Attachment B.
C. Detailed Elements of Phased-in Rate Increase
     1. The allowed return on equity shall be 10.125% in place of the CWC requested return of 11.25%. Using the CWC proposed capital structure, this results in an allowed return on rate base of 8.07%. The return on rate base calculation is shown in Attachment C.
     2. Allowed rate base as of December 31, 2006 shall be $175,470,195 based upon the information in LFE 18.
     3. Depreciation shall remain at current rates. This reduction, when combined with disallowances of O&M expenses will result in a reduction of approximately $2 million, including the disallowance of the Company’s SERP expense. Total allowed O&M expenses are $28,391,394.
     4. CWC shall record deferred revenue of $318,580 per month from January 2007 through and including March 2008. This represents the portion of the phased in rate increase that is being deferred for fifteen months. The deferred principal amount shall be included in rate base and CWC shall begin to amortize that amount over a 20-year period.
     5. Other amortization amounts and amortization periods shall be as reflected in CWC’s application as updated through LFE 18.
     6. A summary of these key elements is shown in tabular form in Attachment

D. Rate Design
     1. Meter charges, consumption charges and fire protection charges shall be based upon the rate design set forth in LFE-18, adjusted pro rata across the board to reflect the initial 14.5% increase. The same approach will be employed for the April 1, 2008 increase.
     2. As of January 1, 2007, special and miscellaneous charges will be implemented as set forth in LFE-18 and will not be further adjusted on April 1, 2008.
     3. Rules and regulations governing customer service and related items will include all changes requested by Department staff during the public hearings.
     4. Rates, rules and regulations complying with this Settlement Agreement will be filed on or about December 5, 2006.
E. Other issues
     1. Upon Department approval of the Settlement Agreement in its entirety, CWC agrees that it shall not file a new application for a general increase in rates pursuant to section 16-19 of the General Statutes that would become effective prior to January 1, 2010, provided that CWC reserves the right to request rate relief that would become effective prior to January 1, 2010 if CWC incurs or will incur unanticipated substantial and material cost increases as a result of changes in law, administrative requirements or accounting standards, or due to force majeure events such as acts of God, strikes, lockouts, acts of the public enemy, wars, riots, landslides, lightning, earthquakes, fires, storms, floods, breakage or accident to machinery or lines of pipe, line freeze ups, and other cause, whether the kind herein enumerated, or otherwise, and whether caused or occasioned by or happening on account of the act or omission of CWC, which is not in the control of CWC and which by the exercise of due diligence CWC is unable to prevent or overcome, occurring after the date of this Settlement Agreement
     2. The record in this proceeding provides sufficient evidence on which the Department can rely to make a determination that the Settlement Agreement is reasonable and in the public interest and that the resulting rates comply with applicable law.
     3. The Parties waive the right to submit briefs prior to the Department issuing a Draft Decision approving or rejecting the Settlement Agreement.
     4. The Parties agree that this Settlement Agreement is in the public interest.
     5. This Settlement Agreement is intended to be an integrated document. As such, the terms contained herein are interdependent and not severable, and they shall not be binding upon, or deemed to be an admission or concession by any Party, or to represent the positions of the Parties, if the Settlement Agreement is not fully approved by the Department. If the Department does not approve this Settlement Agreement in its entirety, it shall be deemed withdrawn, it shall not constitute a part of the record in this or any other administrative or judicial proceeding, shall not be admissible as evidence or be used for any purpose whatsoever in this or any other administrative or judicial proceeding, and each Party shall be free to advocate any position on any of the issues addressed by the Settlement Agreement in this or any other administrative or judicial proceeding, unless the Parties agree otherwise.
     6. The Parties shall support the Settlement Agreement before the Department, any other public forum and any court to which an appeal may be taken, shall do nothing to undermine the integrity of the Settlement Agreement and shall take all such action necessary on a cooperative basis to secure approval and implementation of the provisions of the Settlement Agreement.
     7. The discussions which have produced this Settlement Agreement have been conducted on the explicit understanding that all offers of settlement and discussions relating thereto are and shall be privileged and confidential, shall be without prejudice to the position of any Party presenting such offer or participating in any such discussions, and are not to be used in any manner in connection with this or any other administrative or judicial proceeding involving any or all of the Parties or otherwise.
     8. This Settlement Agreement does not represent an admission or concession by the Parties as to the proper disposition of any issue not related to this Settlement Agreement in any future proceeding before the Department, any court or any other administrative agency. It does not signify the Parties’ agreement with any claim or claims made by any Party in this case. This Settlement Agreement or any of its terms shall not prejudice the positions that the Parties may take on any issue in any future proceeding not related to this Settlement Agreement during the term of this Settlement Agreement before the Department, the courts or any other administrative agency, and shall not be admissible as evidence therein or in any proceeding not related to the matters covered by this Settlement Agreement before the Department, the courts or any other administrative agency and shall not be deemed an admission or concession by any of the Parties in regard to any claim or position taken by any other of the Parties in such proceedings. The Settlement Agreement is not intended to establish precedent in such proceedings. Nothing contained herein shall be construed as a waiver of, or limitation upon any Party’s right to raise any issues contained herein in any subsequent docket not related to this Settlement Agreement during the term of this Settlement Agreement.

     IN WITNESS WHEREOF, each of the Parties has duly executed this Settlement Agreement as of the date set forth above.

THE CONNECTICUT WATER COMPANY
By	/s/ David C. Benoit
David C. Benoit
Chief Financial Officer, Vice-President- Finance and Treasurer

MARY J. HEALEY CONSUMER COUNSEL
By:	/s/ Richard E. Sobolewski
Richard E. Sobolewski
Supervisor of Technical Analysis

PROSECUTORIAL STAFF OF THE DEPARTMENT OF PUBLIC UTILITY CONTROL
By	/s/ Miriam L. Theroux
Miriam L. Theroux